Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:         Michael S. Ives

Phone:           757-648-1601

Heritage Bankshares, Inc. Announces Record Second Quarter and First Six Months Net Income; Declares Dividends

Norfolk, Va.: July 27, 2011 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the second quarter and the first six months of 2011.

The Company’s net income for the second quarter of 2011 was $591,000, compared to net income of $451,000 for the second quarter of 2010, an increase of $140,000, or 31.0%. Net income for the first six months of 2011 was $1,151,000, an increase of $338,000, or 41.6%, over the net income of $813,000 in the first six months of 2010. These results represent another record, both for the second quarter and first six-month period of a fiscal year.

After the impact of dividends on our outstanding TARP preferred stock, earnings per share for the second quarter 2011 were $0.21 as compared to $0.13 for the second quarter 2010, an increase of $0.08, or 61.5%. After the impact of dividends on our outstanding TARP preferred stock and accelerated accretion of a portion of the discount on our outstanding TARP preferred stock resulting from the partial redemption of our TARP preferred stock in March 2011, earnings per share for the six month period ended June 30, 2011 were $0.36, compared to $0.23 for the same period ended June 30, 2010, an increase of 56.5%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Our financial results continue to reflect the ongoing success of our business strategy to focus on business banking. For the twelve months ending June 30, 2011, the Company had record net income of $2,424,000. At the same time, we have held our noninterest expense stable comparing the first six months of 2011 with the first six months of 2010.

“We have often stated that as we grow our loans and deposits, our net income would increase much more rapidly than our expenses, and we have been true to our word.

“Our overall asset quality remains quite strong, even as we have placed on nonaccrual status one lending relationship secured by a multi-purpose, owner-occupied office building. We plan to resolve this matter with our usual prompt and thoughtful approach to credit issues as they arise in this difficult economic environment.”

Comparison of Operating Results for the Three Months Ended June, 2011 and 2010

Overview. The Company’s pretax income was $879,000 for the second quarter of 2011, compared to pretax income of $701,000 for the second quarter of 2010, an increase of $178,000. This increase resulted from a $363,000 increase in net interest income and a $148,000 decrease in provision for loan losses, partially offset by a decrease in noninterest income of $190,000 and a $143,000 increase in noninterest expense.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $363,000 to $2.7 million in the second quarter of 2011, compared to $2.4 million in the second quarter of 2010. This increase was primarily attributable to a $35.7 million increase in the average balance of our loan portfolio from $180.0 million in the second quarter of 2010 to $215.7 million in the second quarter of 2011. Our interest rate spread increased 58 basis points from 3.38% in the second quarter of 2010 to 3.96% in the second quarter of 2011, and our net interest margin increased 51 basis points from 3.78% in the second quarter of 2010 to 4.29% in the second quarter of 2011.

Provision for Loan Losses. A provision for loan losses of $11,000 was recorded for the second quarter of 2011, compared to a provision of $159,000 for the second quarter 2010, a decrease of $148,000.

Noninterest Income. Total noninterest income decreased by $190,000, from $435,000 in the second quarter of 2010 to $245,000 in the second quarter of 2011, primarily attributable to a $145,000 reduction in gain on sale of investment securities, from $232,000 in the second quarter of 2010 to $87,000 in the second quarter of 2011.

Noninterest Expense. Total noninterest expense increased by $143,000 from $1.96 million in the second quarter of 2010 to $2.10 million in the second quarter of 2011. Additional expenses in compensation, hiring/recruiting fees and professional fees of $58,000, $40,000, and $30,000, respectively, were the primary contributors to this increase. A decrease in our FDIC assessment of $48,000 in the second quarter of 2011 compared to the second quarter of 2010 reflected changes in the insurance rate calculations adopted by the FDIC, but was offset by increases in other expenses.

Income Taxes. The Company’s income tax expense for the second quarter of 2011 was $288,000, reflecting an effective tax rate of 32.8%, compared to income tax expense of $250,000 for the second quarter of 2010, reflecting an effective tax rate of 35.6%. This reduction in effective tax rate is primarily attributable to an increase in tax-exempt interest income from certain loans.

Net Income Available to Common Stockholders. After the impact of dividends and accretion of the discount on our outstanding TARP preferred stock, net income available to common stockholders was $480,000 for the second quarter of 2011, compared to $305,000 for the second quarter of 2010, an increase of $175,000.

Comparison of Operating Results for the Six Months Ended June, 2011 and 2010

Overview. The Company’s pretax income was $1,712,000 for the first six months of 2011, compared to pretax income of $1,265,000 for the first six months of 2010, an increase of $447,000. This increase resulted from a $728,000 increase in net interest income and a $148,000 decrease in provision for loan losses, partially offset by a decrease in noninterest income of $459,000. Noninterest expense remained relatively stable between the two six month periods.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $728,000 to $5.47 million in the first six months of 2011, compared to $4.74 million in the first six months of 2010. Interest income in the first half of 2011 grew significantly, primarily due to a $36.0 million increase in our average loan portfolio compared to the first half of 2010. Our interest rate spread increased 55 basis points from 3.42% in the first half of 2010 to 3.97% in the first half of 2011, and our net interest margin increased 49 basis points from 3.82% in the first half of 2010 to 4.31% in the first half of 2011.

Provision for Loan Losses. A provision for loan losses of $11,000 was recorded for the first six months of 2011, compared to a provision of $159,000 for the first six months 2010.

Noninterest Income. Total noninterest income decreased by $459,000, from $889,000 in the first half of 2010 to $430,000 in the first half of 2011. The primary factor in this decrease was a $486,000 gain on the sale of investment securities in the first half of 2010, compared to a gain of only $87,000 in the first half of 2011.

Noninterest Expense. Total noninterest expense remained stable, reflecting a small decrease of $30,000 from $4.20 million in the first half of 2010 to $4.17 million in the first half of 2011. Decreases in compensation expense and our FDIC assessment of $88,000 and $46,000, respectively, were mostly offset by increases in professional fees and other expenses of $44,000 and $41,000, respectively.

Income Taxes. The Company’s income tax expense for the first half of 2011 was $561,000, reflecting an effective tax rate of 32.8%, compared to income tax expense of $452,000 for the first half of 2010, reflecting an effective tax rate of 35.8%. This reduction in effective tax rate was primarily attributable to an increase in tax-exempt interest income from certain loans.

Net Income Available to Common Stockholders. After the impact of dividends and accelerated accretion of the discount on our outstanding TARP preferred stock, net income available to common stockholders was $841,000 for the first half of 2011, compared to $520,000 for the first half of 2010. The Company repaid $2.6 million, or 25%, of its outstanding TARP preferred stock in March 2011, with a resulting decrease in net income available to common shareholders of $57,000 from the accelerated accretion of a portion of the discount on our outstanding TARP preferred stock.

Financial Condition of the Company

Total Assets. The Company’s total assets decreased by $22.5 million, or 7.5%, from $298.8 million at June 30, 2010 to $276.3 million at June 30, 2011. The decrease in assets resulted primarily from a $39.9 million, or 49.9%, decrease in securities and cash in other banks, partially offset by $18.7 million, or 9.5%, increase in loans held for investment, net.

Investments. Investment securities available for sale were $23.4 million at June 30, 2011 compared to $67.8 million at June 30, 2010, a decrease of $44.4 million, or 65.4%. Certificates of deposit, interest-bearing deposits in other banks, and federal funds sold increased by a total of $4.5 million from $12.1 million at June 30, 2010 to $16.6 million at June 30, 2011. The proceeds from net decreases in the total of investment securities, bank deposits, and federal funds sold were primarily used to fund new loans and repay outstanding borrowings.

Loans. Loans held for investment, net, were $214.7 million at June 30, 2011, an increase of $18.7 million, or 9.5%, from the loan balance of $196.0 million at June 30, 2010.

Asset Quality. Nonperforming assets were $1,732,000, or 0.63% of assets, at June 30, 2011, compared to no nonperforming assets at June 30, 2010. In addition to a bank branch site that we no longer plan to utilize, a total of $1.5 million in loans to one borrower were placed in nonaccrual status during the second quarter. These nonaccrual loans are secured by a multi-purpose, owner-occupied office building located in Hampton Roads, and the Bank has obtained an appraisal of the building that reflects current market conditions to assist the Bank in its determination of the appropriate carrying value for the loans.

Deposits. Total deposits at June 30, 2011 were $235.9 million compared to $234.4 million at June 30, 2010, an increase of $1.6 million, or 0.7%. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $3.2 million, or 1.7%, from $184.2 million at June 30, 2010 to $187.4 million at June 30, 2011.

Average total deposits increased by $11.4 million, or 5.2%, from $220.4 million for the six month period ended June 30, 2010 to $231.8 million for the six month period ended June 30, 2011. Average core deposits increased by $12.2 million over the comparable six-month periods. In addition, the mix of average noninterest-bearing deposits to average total deposits increased from 34.4% in the first six months of 2010 to 36.3% in the first six months of 2011, a factor that contributes to the improvement in our net interest margin.

Borrowed Funds. Borrowed funds decreased by $22.6 million, from $25.5 million at June 30, 2010 to $2.9 million at June 30, 2011. This reduction related primarily to a decrease of $23.5 million in Federal Home Loan Bank advances.

Capital. Stockholders’ equity decreased by $1.7 million, or 4.5%, from $37.1 million at June 30, 2010 to $35.4 million at June 30, 2011. In March 2011, consistent with our strategic plan and with the approval of the U.S. Treasury, the Company redeemed 2,606 shares of Series A Preferred Stock, resulting in a decrease of $2.6 million in the outstanding balance of our TARP preferred stock. This decrease in stockholders’ equity was partially offset by an increase in retained earnings of $1.3 million between June 30, 2010 and June 30, 2011.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On July 27, 2011, our Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on August 19, 2011 to shareholders of record on August 8, 2011.

The same day, the Board of Directors also declared quarterly dividends on the preferred stock issued by the Company in connection with our participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $93,712.50 on the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends will be paid on August 15, 2011 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock, unless the Company closes its investment transaction with the Treasury under the Small Business Lending Fund program prior to August 15, in which case the Preferred Dividends will be paid on the closing date and will be in amounts less than indicated above to reflect the dividends actually accrued to the closing date.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At June 30,
	2011	2010
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$5,296	$6,258
Interest-bearing deposits in other banks	15,231	9,188
Federal funds sold	28	413

Total cash and cash equivalents	20,555	15,859
Certificates of deposit in other banks	1,285	2,482
Securities available for sale, at fair value	23,443	67,810
Loans, net
Held for investment, net of allowance for loan losses	214,733	196,023
Held for sale	—	—
Accrued interest receivable	634	780
Stock in Federal Reserve Bank, at cost	592	587
Stock in Federal Home Loan Bank of Atlanta, at cost	1,335	1,535
Premises and equipment, net	10,972	11,679
Other real estate owned	263	—
Other assets	2,511	2,076

Total assets	$276,323	$298,831

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$87,012	$86,919
Interest-bearing	148,916	147,449

Total deposits	235,928	234,368

Federal Home Loan Bank Advances	—	23,500
Securities sold under agreements to repurchase	2,011	2,033
Other borrowings	935	—
Accrued interest payable	91	126
Other liabilities	1,916	1,673

Total liabilities	240,881	261,700

Stockholders’ equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 7,497 and 10,103 shares issued and outstanding at June 30, 2011 and June 30, 2010, respectively	7,497	10,103

Fixed rate cumulative perpetual preferred stock, Series B, 303 shares issued and outstanding at June 30, 2011 and June 30, 2010, respectively	303	303

Common stock, $5 par value - 6,000,000 shares authorized; 2,303,108 and 2,305,402 shares issued and outstanding at June 30, 2011 and June 30, 2010, respectively	11,516	11,527
Additional paid-in capital	6,657	6,581
Retained earnings	9,348	8,098
Discount on preferred stock	(153)	(262)
Accumulated other comprehensive income, net	274	781

Total stockholders’ equity	35,442	37,131

Total liabilities and stockholders’ equity	$276,323	$298,831

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,856	$2,331	$5,710	$4,630
Taxable investment securities	173	393	321	794
Dividends on FRB and FHLB stock	12	10	25	19
Interest on federal funds sold	—	—	—	—
Other interest income	23	31	50	66

Total interest income	3,064	2,765	6,106	5,509

Interest expense
Deposits	308	350	614	704
Borrowings	11	33	26	67

Total interest expense	319	383	640	771

Net interest income	2,745	2,382	5,466	4,738

Provision for loan losses	11	159	11	159

Net interest income after provision for loan losses	2,734	2,223	5,455	4,579

Noninterest income
Service charges on deposit accounts	81	115	173	231
Late charges and other fees on loans	15	16	32	32
Gain on sale of investment securities	87	232	87	486
Other	62	72	138	140

Total noninterest income	245	435	430	889

Noninterest expense
Compensation	1,110	1,052	2,193	2,281
Data processing	143	139	288	277
Occupancy	197	183	389	377
Furniture and equipment	151	151	296	301
Taxes and licenses	81	85	166	171
Professional fees	98	68	217	173
FDIC assessment	21	69	100	146
Marketing	40	34	79	65
Hiring & Recruiting	40	—	42	34
Telephone	28	24	60	47
Loss on sale or impairment of other real estate own	1	(3)	1	30
Other	190	155	342	301

Total noninterest expense	2,100	1,957	4,173	4,203

Income before provision for income taxes	879	701	1,712	1,265

Provision for income taxes	288	250	561	452

Net income	$591	$451	$1,151	$813
Preferred stock dividend and accretion of discount	$(111)	$(146)	$(310)	$(293)

Net income available to common stockholders	$480	$305	$841	$520

Earnings per common share
Basic	$0.21	$0.13	$0.36	$0.23

Diluted	$0.21	$0.13	$0.36	$0.23

Dividends per share	$0.06	$0.06	$0.12	$0.12

Weighted average shares outstanding - basic	2,306,348	2,301,386	2,306,925	2,296,593
Effect of dilutive stock options	9,706	4,823	10,147	6,005

Weighted average shares outstanding - diluted	2,316,054	2,306,209	2,317,072	2,302,598

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share, per share data, and ratios)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Financial ratios
Annualized return on average assets (1)	0.86%	0.67%	0.84%	0.61%
Annualized return on average common equity (2)	8.49%	6.76%	8.35%	6.11%
Average equity to average assets	12.83%	13.61%	13.20%	13.75%
Equity to assets, at period-end	12.83%	12.43%	12.83%	12.43%
Net interest margin (3)	4.29%	3.78%	4.31%	3.82%

Per common share
Earnings per share - basic	$0.21	$0.13	$0.36	$0.23
Earnings per share - diluted	$0.21	$0.13	$0.36	$0.23
Book value per share	$12.07	$11.71	$12.07	$11.71
Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Common stock outstanding	2,303,108	2,305,402	2,303,108	2,305,402
Weighted average shares outstanding - basic	2,306,348	2,301,386	2,306,925	2,296,593
Weighted average shares outstanding - diluted	2,316,054	2,306,209	2,317,072	2,302,598

Asset quality
Nonaccrual loans	$1,469	$—	$1,469	$—
Accruing loans past due 90 days or more	—	—	—	—

Total nonperforming loans	1,469	—	1,469	—

Other real estate owned, net	263	—	263	—

Total nonperforming assets	$1,732	$—	$1,732	$—

Nonperforming assets to total assets	0.63%	0.00%	0.63%	0.00%

Allowance for loan losses
Balance, beginning of period	$2,093	$1,750	$2,090	$1,773
Provision for loan losses	11	159	11	159
Loans charged-off	(1)	—	(2)	(24)
Recoveries	46	23	50	24

Balance, end of period	$2,149	$1,932	$2,149	$1,932

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.99%	0.98%	0.99%	0.98%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average total assets.
(2)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average common equity.
(3)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.